Exhibit 99.1

Press Release

Intcomex Signs Agreement to Enter into a Strategic Alliance with Brightpoint

•	Intcomex, Inc. (“Intcomex”) signs agreement to enter into a strategic alliance with Brightpoint to accelerate its entry into the wireless devices market in Latin America

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Under the terms of the agreement, Brightpoint will invest $15 million cash and contribute certain existing Latin American operations to Intcomex in exchange for an approximate 23 percent interest in Intcomex

•	Intcomex will get access to established vendor relationships in the wireless business and to best practices in Cellular Logistics and Activation

MIAMI — March 16, 2011 – Intcomex, a leading IT distributor focused solely on Latin America and the Caribbean, today announced that it has signed an agreement to enter into a strategic alliance with Brightpoint, Inc. (Nasdaq: CELL) (“Brightpoint”). Under the terms of the agreement, Brightpoint’s wholly-owned Miami-based subsidiary, Brightpoint Latin America, Inc. (“Brightpoint Latin America”), will invest $15 million in cash and contribute certain of its Latin American operations, excluding certain legacy business in Puerto Rico. Upon consummation of the transaction, which is subject to certain closing conditions, Brightpoint Latin America will own approximately 23 percent of the outstanding common stock of Intcomex and hold a seat on the Intcomex Board of Directors. Brightpoint Latin America joins Citi Venture Capital International (CVCI) and Anthony and Michael Shalom as significant shareholders of Intcomex.

Intcomex believes this potential alliance will accelerate Intcomex’s entry into the wireless devices market by introducing Brightpoint’s product portfolio, service expertise, and vendor and customer relationships, into Intcomex’s distribution platform. Upon completion of the transaction, the strategic alliance is expected to strengthen Intcomex’s position in Latin America by establishing the company as a strong player in the wireless industry in addition to the leading position it currently holds in the IT distribution industry. This investment will align with Intcomex’s vision to be the leading distributor of technology products throughout Latin America and the Caribbean.

Brightpoint, Inc. is a global leader in providing end-to-end supply chain solutions to leading stakeholders in the wireless industry and one of the World’s Most Admired Companies in 2011 per Fortune Magazine. Upon completion of the transaction, this strategic alliance offers Brightpoint’s customers and vendors access to Intcomex’s established network of more than 44,000 resellers, retailers and customers throughout Latin America and the Caribbean. Additionally, manufacturers serving the Latin American market will have access to an alternative distribution and logistics provider offering world-class solutions to the wireless industry.

“Intcomex has been operating in Latin America and the Caribbean for over 20 years and has built a network through strong local relationships and unparalleled customer service,” stated Michael Shalom, Chief Executive Officer and President of Intcomex, Inc. “This proposed transaction with Brightpoint offers Intcomex the opportunity to accelerate its entry into the wireless devices industry and add to our already extensive portfolio of products and services. This investment is a natural fit for both companies.”

“This strategic investment will bring together two industry leaders in their respective fields,” stated J. Mark Howell, President, Brightpoint Americas. “Investing in Intcomex aligns with an important objective within Brightpoint’s global strategic plan of expanding our geographic footprint and increasing the breadth and value of services and solutions we offer our vendors and customers. We are excited about the opportunity to partner with Intcomex and diversify and expand into the information technology industry, and bring our unique wireless supply chain service capabilities to customers throughout Latin America and the Caribbean.”

About Intcomex

Intcomex, a CVCI portfolio company, is a US-based value-added distributor of IT products to Latin America and the Caribbean. Intcomex distributes computer equipment, components, peripherals, software, computer systems, accessories, networking products and digital consumer electronics to more than 44,000 customers in 41 countries.

In addition to providing customers with a wide-range of products, Intcomex also delivers a unique set of services including training on new products, technical support, assistance with customs, duties and taxes, and warranty services. Intcomex prides itself on its outstanding technical support areas, efficient shipping and receiving procedures, and effective return-to-manufacturer authorization processes. Its commitment to fulfill customers’ needs is the driving force behind its overall success.

About Brightpoint, Inc.

Brightpoint, Inc. (Nasdaq:CELL) is a global leader in providing end-to-end supply chain solutions to leading stakeholders in the wireless industry. In 2010, Brightpoint handled approximately 99 million wireless devices globally. Brightpoint's innovative services include distribution channel management, procurement, inventory management, repair services and reverse logistics, software loading, kitting and customized packaging, fulfillment, product customization, eBusiness solutions, and other outsourced services that integrate seamlessly with its customers. Brightpoint's effective and efficient platform allows its customers to benefit from quickly deployed, flexible, and cost effective solutions. The Company has approximately 4,000 employees in more than 25 countries. In 2010, Brightpoint generated revenue of $3.6 billion. Brightpoint provides distribution and customized services to over 25,000 B2B customers worldwide. Additional information about Brightpoint can be found on its website at www.brightpoint.com, or by calling its toll-free Information and Investor Relations line at 877-IIR-CELL (877-447-2355).

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and future performance of Intcomex that involve risks and uncertainties that could materially affect actual results, including statements regarding estimated earnings, revenues and costs and its ability to maintain growth. Words such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “goal,” “plan,” “seek,” “project,” “target” and variations of such words and similar expressions are intended to identify such forward-looking statements. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) failure to complete the transaction with Brightpoint, (2) the effects of the global economic downturn on the markets in which Intcomex operates or plans to operate, which may lead to a decline in Intcomex’s business and its results of operations; (3) an increase in competition in the markets in which Intcomex operates or plans to operate; (4) difficulties in maintaining and enhancing internal controls and management and financial reporting systems; (5) adverse changes in general, regional and country-specific economic and political conditions in Latin America and the Caribbean; (6) fluctuations of other currencies relative to the U.S. dollar; (7) difficulties in staffing and managing Intcomex’s foreign operations; (8) departures of Intcomex’s key executive officers; (9) increases in credit exposure to Intcomex’s customers; (10) adverse changes in Intcomex’s relationships with vendors and customers; (11) declines in Intcomex’s inventory values; and (12) other factors contained in Intcomex’s Securities and Exchange Commission filings, including the forms 10-K, 10-Q and 8-K reports.

Contact

Intcomex, Inc.

Investor Relations

IR@Intcomex.com

305-477-6230 extension 500 888

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